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Exhibit 5(b) & 8

April 20, 2005

The Dayton Power and Light Company
1065 Woodman Drive
Dayton, Ohio 45432

Ladies and Gentlemen:

        We are acting as counsel to The Dayton Power and Light Company, an Ohio corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $470,000,000 in aggregate principal amount of the Company's First Mortgage Bonds, 5 1/8% Series Due 2013 (the "Registered First Mortgage Bonds"), and the qualification under the Trust Indenture Act of 1939, as amended, of the Company's First and Refunding Mortgage, dated as of October 1, 1935, as heretofore supplemented and modified, under which the Registered First Mortgage Bonds are to be issued, in connection with an offer by the Company to issue the Registered First Mortgage Bonds in exchange for its First Mortgage Bonds, 5 1/8% Series Due 2013 (the "Unregistered First Mortgage Bonds"), which are currently outstanding in the same aggregate principal amount, all as described in the Registration Statement.

        Subject to the qualifications hereinafter expressed, we are of the opinion that the Registered First Mortgage Bonds, when issued and delivered as contemplated in the Registration Statement, will be legally issued and will be binding obligations of the Company.

        We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of exchanging the Unregistered First Mortgage Bonds for the Registered First Mortgage Bonds and of the ownership and disposition of the Registered First Mortgage Bonds is accurate in all material respects as of the date hereof.

        This opinion is limited to the laws of the States of New York and Ohio and of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Ohio, we have relied upon the opinion of Miggie E. Cramblit, Esq., Vice President and General Counsel to the Company, which is being filed as Exhibit 5(a) to the Registration Statement.

        We hereby consent to the filing of this opinion as Exhibits 5(b) and 8 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of this Securities Act or the rules and regulations promulgated thereunder.

                      Very truly yours,

                      THELEN REID & PRIEST LLP

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  Exhibit 5(b) & 8